Exhibit (k)(4)

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (“Agreement”) is made as of December 1, 2025 by and between TCG Strategic Income Fund (the “Fund”) and TCG Strategic Income Advisor LLC, a Delaware limited liability company (“TCGA”).

W I T N E S S E T H:

WHEREAS, the Fund is a Delaware statutory trust registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund desires to retain TCGA to provide administrative services to the Fund in the manner and on the terms hereinafter set forth; and

WHEREAS, TCGA is willing to provide certain administrative services to the Fund on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and TCGA hereby agree as follows:

1.	Duties of TCGA

(a) Engagement of Administrator. The Fund hereby retains TCGA to provide certain administration services described herein to the Fund, and to furnish or arrange for others to furnish the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Trustees of the Fund (the “Board”), for the period and on the terms and conditions set forth in this Agreement. TCGA hereby accepts such retention and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. TCGA, and any others with whom TCGA subcontracts to provide the services set forth herein, shall for all purposes herein be deemed to be independent contractors of the Fund and shall, unless otherwise expressly provided or authorized herein or in another contract with the Fund, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(b) Services. TCGA shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Fund. Without limiting the generality of the foregoing, TCGA shall provide the Fund with office facilities, equipment, clerical, bookkeeping, compliance, and record keeping services; oversight of Fund service providers (including any administrator appointed by the Fund); assistance in accounting, investor relations, legal, compliance and operations; assistance in the preparation and maintenance of the required financial records and reports to the Fund’s shareholders and reports filed with the Securities and Exchange Commission (the “SEC”); assistance in the preparation and filing of Fund registration statements (including any amendments thereto), notice of repurchase offers and any other required filings with the SEC; and such other services as TCGA, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. TCGA shall also, on behalf of the Fund, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, administrative agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks, and other persons in any other capacity deemed by TCGA to be necessary or desirable. TCGA shall make reports to the Board of its performance of its obligations hereunder and shall furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided, however, nothing herein shall be construed to require TCGA to, and TCGA shall not, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or provide any other investment advisory services to the Fund pursuant to this Agreement. In addition, TCGA shall assist the Fund by overseeing the preparation and filing of the Fund’s tax returns, and generally overseeing the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others.

(c) For the avoidance of any doubt, the parties agree that TCGA is authorized without the consent of any other person, to enter into such other administration or servicing agreements with third parties, subject to the oversight of TCGA, as TCGA may determine to be necessary or desirable in order to carry out the services set forth in paragraph 1(b) of this Agreement.

2.	Records

TCGA agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by TCGA hereunder and shall maintain and keep such books, accounts and records in accordance with the 1940 Act. In compliance with the requirements of Rule 31a-3 under the 1940 Act, TCGA agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. TCGA further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act shall be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. TCGA shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.	Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process, or otherwise by applicable law or regulation.

4.	Compensation; Allocation of Costs and Expenses

(a) In full consideration for the provision of the services provided by TCGA under this Agreement, the parties acknowledge that there shall be no separate fee paid in connection with the services provided, notwithstanding that the Fund shall reimburse TCGA, as soon as practicable following the end of each month, for the Fund’s allocable portion of certain expenses incurred by TCGA in performing its obligations under this Agreement, including the Fund’s fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to and other costs related to (i) personnel of TCGA and/or its affiliates, as applicable, serving as executive officers and any other officers, based on the percentage of his or her time spent devoted to the Fund’s corporate and other non-investment advisory affairs and (ii) other corporate finance, tax, accounting, internal audit, investor relations, legal, risk management, operations, compliance and other non-investment personnel of TCGA and/or its affiliates who spend all or a portion of their time managing the Fund’s affairs, with the allocable share of the compensation of such personnel being as reasonably determined by TCGA to appropriately reflect the amount of time spent devoted by such personnel to the Fund’s affairs. TCGA may also be reimbursed for the administrative services necessary for the prudent operation of the Fund performed by it on behalf of the Fund; provided, however, the reimbursement shall be an amount equal to TCGA’s actual cost; and provided, further, that such costs are reasonably allocated to the Fund on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles.

(b) The Fund shall bear all costs and expenses that are incurred in its operation, administration and in the execution of its transactions and are not specifically assumed by TCG Strategic Income Advisor LLC, in its capacity as investment adviser to the Fund (the “Adviser”) pursuant to that certain Investment Advisory Agreement, dated as of December 1, 2025 (as in effect from time to time, the “Investment Advisory Agreement”), by and between the Fund and the Adviser. Costs and expenses to be borne by the Fund include, but are not limited to, those relating to: the costs associated with any offerings of the Fund’s common shares and other securities; calculating individual asset values and the Fund’s net asset value (including the cost and expenses of any third-party valuation services); the advisory fees payable under the Investment Advisory Agreement; administration fees payable under this Agreement and any sub-administration agreements, including related expenses; debt service and other costs of borrowings or other financing arrangements; amounts payable to third parties relating to, or associated with, making or holding investments; fund accounting, administrative, transfer agent and custodial fees; fees paid to the Fund’s auditor; costs of hedging; commissions and other compensation payable to brokers or dealers; federal and state registration fees; any stock exchange listing fees and fees payable to rating agencies; the cost of effecting any sales and repurchases of the Fund’s common shares and other securities; U.S. federal, state and local taxes; independent director fees and expenses; costs of preparing financial statements and maintaining books and records, costs of preparing tax returns, costs of compliance with the Sarbanes-Oxley Act of 2002, as amended, and attestation and costs of filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees; the costs of any reports, proxy statements or other notices to the Fund’s shareholders (including printing and mailing costs), the costs of any shareholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters; the costs of specialty and custom software expense for monitoring risk, compliance and overall investments; the Fund’s fidelity bond; any necessary insurance premiums for insurance policies covering the Fund and its trustees and officers; extraordinary expenses (such as litigation or indemnification payments or amounts payable pursuant to any agreement to provide indemnification entered into by the Fund); direct fees and expenses associated with independent audits, agency, consulting and legal costs; costs of winding up; and all other expenses incurred by either TCGA, other service providers or the Fund in connection with administering the Fund’s business, including payments under this Agreement based upon the Fund’s fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to personnel providing finance, tax, accounting, internal audit, legal, risk management, operations, originations, marketing, investor relations, portfolio servicing, compliance services and other non-investment advisory services of TCGA and its affiliates as reasonably determined by TCGA to appropriately reflect the portion of time spent devoted by such personnel to the Fund’s affairs, and reimbursing third-party expenses incurred by TCGA in carrying out its administrative services under this Agreement, including, but not limited to the fees and expenses associated with performing compliance functions for the Fund.

The presence of an item in or its absence from the foregoing list, on the one hand, and the list of Fund expenses set forth in Section [4] of the Investment Advisory Agreement, on the other, shall in no way be construed to limit the responsibility of the Fund for such expense under either agreement.

For avoidance of doubt, it is agreed and understood that, from time to time, TCGA or its affiliates may pay amounts or bear costs properly constituting Fund expenses as set forth herein or otherwise and that the Fund shall reimburse TCGA or its affiliates for all such costs and expenses that have been paid by TCGA or its affiliates on behalf of the Fund. TCGA shall have the right to elect to waive all or a portion of the reimbursement of such costs and expenses as TCGA is entitled to be paid by the Fund under this Agreement. TCGA shall provide the Fund with such written detail as the Fund may reasonably request to support the determination of the Fund’s share of such costs.

5.	Limitation of Liability of TCGA; Indemnification

(a) Subject to Section 5(c) below, TCGA and each of its directors, trustees, managers, officers, shareholders or members (and their shareholders or members, including the owners of their shareholders or members), agents, employees, controlling persons (as determined under the 1940 Act (“Controlling Persons”)), any other person or entity affiliated with TCGA (including its directors, trustees, managers, officers, shareholders or members (and their shareholders or members, including the owners of their shareholders or members), agents, employees or Controlling Persons) and any other person or entity acting on behalf of, TCGA (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) shall not be liable to the Fund or any shareholder thereof for any action taken or omitted to be taken by TCGA in connection with the performance of any of TCGA’s duties or obligations under this Agreement or otherwise as administrator of the Fund (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services), and the Fund shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in satisfaction of judgments, in compromises and settlement, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated) (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Indemnified Parties’ duties or obligations under this Agreement or otherwise as an administrator of the Fund to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would not be inconsistent with the Fund’s certificate of incorporation and bylaws, the 1940 Act, the laws of the State of Delaware and other applicable law.

(b) Notwithstanding anything in the provisions of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect any of the Indemnified Parties against, or entitle or be deemed to entitle any of the Indemnified Parties to indemnification in respect of, any Losses to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of the willful misfeasance, bad faith or gross negligence in the performance of TCGA’s duties or by reason of the reckless disregard of TCGA’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

In addition, notwithstanding any of the foregoing to the contrary, the provisions of this Section 5 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 5 to the fullest extent permitted by law.

6.	Activities of TCGA

The services of TCGA to the Fund are not to be deemed to be exclusive, and TCGA and each affiliate is free to render services to others. Nothing in this Agreement shall limit or restrict the right of any manager, officer, employee or other personnel of TCGA who may also be a Trustee, officer, employee or personnel of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

7.	Duration and Termination of this Agreement

(a) This Agreement shall become effective as of the first date above written. The provisions of Section 5 of this Agreement shall remain in full force and effect, and TCGA shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, TCGA shall be entitled to any amounts owed under Section 4 through the date of termination or expiration, and Section 3 and Section 9 shall continue in force and effect following such termination. This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided, that, such continuance is specifically approved at least annually by:

(i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund (as “majority of the outstanding voting securities” is defined in Section 2(a)(42) of the 1940 Act); and

(ii) the vote of a majority of the members of the Fund’s Board who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party (the “Independent Trustees”), in accordance with the requirements of the 1940 Act.

(b) The Agreement may be terminated at any time, without the payment of any penalty, (i) by the Fund upon 60 days’ prior written notice to TCGA: (A) by the vote of a majority of the outstanding voting securities of the Fund (as “majority of the outstanding voting securities” is defined in Section 2(a)(42) of the 1940 Act) or (B) by the vote of the Independent Trustees; or (ii) by TCGA upon not less than 60 days’ prior written notice to the Fund. This Agreement shall automatically terminate in the event of the termination of the Investment Advisory Agreement.

(c) This Agreement may not be assigned by a party without the consent of the other party; provided, however, that (i) the rights and obligations of the Fund under this Agreement shall not be deemed to be assigned to a newly formed entity in the event of the merger of the Fund into, or conveyance of all of the assets of the Fund to, such newly formed entity; provided further, however, that the sole purpose of that merger or conveyance is to effect a mere change in the Fund’s legal form or domicile and (ii) TCGA may, without the consent of any other party, assign the rights and obligations of TCGA under this Agreement to an affiliate of TCGA.

8.	Amendments of this Agreement

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9.	Governing Law

Notwithstanding the place where this Agreement may be executed by any of the parties hereto and the provisions of Section 5, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Fund is regulated as a closed-end management company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of Delaware or any of the provisions herein conflict with the provisions of the 1940 Act, the 1940 Act shall control.

10.	Entire Agreement

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

11.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, or via email, to the other party at its principal office.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

TCG STRATEGIC INCOME FUND
a Delaware statutory Trust

By:	/s/ Peter McNitt
Name:	Peter McNitt
Title:	Principal Executive Officer

TCG STRATEGIC INCOME ADVISOR LLC
a Delaware limited liability company

By:	/s/ Leonard M. Tannenbaum
Name:	Leonard M. Tannenbaum
Title:	Manager

[Signature Page to Administration Agreement]

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